Exhibit 99.1

For more information contact
Brendan Burke
Vice President and Treasurer
(817) 224-7742
Brendan.Burke@dyn-intl.com

DYNCORP INTERNATIONAL INC.'S PARENT REPORTS RESULTS FOR FIRST QUARTER 2017

•	Revenue $459.9 million

•	Net loss attributable to Delta Tucker Holdings, Inc. of $0.487 million

•	Adjusted EBITDA of $36.5 million

•	Total backlog of $3.8 billion

•	DSO of 56 days

MCLEAN, Va. - (May 15, 2017) - Delta Tucker Holdings, Inc. (“Holdings”), the parent of DynCorp International Inc. (“DI”), and together with Holdings, (the “Company”), a global services provider, today reported first quarter 2017 financial results.

First quarter revenue was $459.9 million, compared to $420.0 million in the first quarter 2016, primarily due to increased content on the Afghanistan Life Support Services ("ALiSS"), Theater Aviation Sustainment Manager - OCONUS (“TASM-O”) and LOGCAP IV contracts, and due to five additional days in the quarter compared to the first quarter of 2016. The increase in revenue was partially offset by decreased volume on the INL Air Wing program and the completion of the Sheppard Air Force Base contract. Net loss attributable to Holdings for the first quarter 2017 was $0.487 million, compared to $14.8 million in the first quarter 2016. The Company reported Adjusted EBITDA of $36.5 million for the first quarter of 2017, compared with $20.5 million for the same period in 2016.

“Program performance, as measured by our customers through CPARS, is up. Orders, Sales, Earnings and Cash are all up and improving at accelerating rates,” said Lou Von Thaer, Chief Executive Officer. “Our team accomplished these results through consistent, disciplined execution of our contracts to delight our customers and the continuous improvement of our business development capabilities. I expect 2017 to be a very solid year for the company.”

First Quarter Highlights and Other Recent Developments

•
In January 2017, DynLogistics announced the award of a contract extension for the War Reserve Materiel II contract through September 30, 2017. The contract extension has a total potential value of $22.7 million.

•
In January 2017, DynLogistics announced the award of the War Reserve Materiel III contract to manage the U.S. Air Force Central Command Area of Responsibility War Reserve Materiel Pre-positioning program, which includes operations in Oman, Bahrain, Qatar, Kuwait, United Arab Emirates and two locations in the United States. The contract has a three-month transition period, five-month base period with seven one-year options and a total potential contract value of $412 million.

•
In April 2017, we completed the redemption of all $39.3 million principal amount of the Company’s remaining 10.375% Senior Unsecured Notes due 2017 using the proceeds of a capital contribution from an affiliate of Cerberus.

Reportable Segment Results
AELS (Aviation Engineering, Logistics and Sustainment)
Revenue in the first quarter of 2017 was $134.1 million, compared with $136.3 million for the same period in 2016. The decrease was primarily due to the completion of the Sheppard Air Force Base contract. The decrease in revenue was partially offset by increased content from the T-6 COMBS and Naval Aviation Warfighting Development Center ("NAWDC") contracts.

Adjusted EBITDA was $4.2 million, compared to $2.4 million for the first quarter of 2016. The increase is primarily a result of the completion of the Sheppard Air Force Base contract.

AOLC (Aviation Operations and Life Cycle Management)
Revenue in the first quarter of 2017 was $153.8 million, compared with $152.3 million for the same period in 2016. The increase was primarily a result of increased content on the TASM-O contract, partially offset by decreased volume on the INL Air Wing program.

Adjusted EBITDA was $17.2 million, compared to $9.5 million for the first quarter of 2016. The increase is primarily due to the performance of the INL Air Wing, TASM-O and Regional Aviation Sustainment Maintenance ("RASM-W") contracts, as well as the MD530 subcontract.

DynLogistics
Revenue in the first quarter of 2017 was $172.4 million, compared with $131.2 million for the same period in 2016. The increase was primarily a result of the increased scope on both the LOGCAP IV program and the ALiSS contract.

Adjusted EBITDA was $17.5 million, compared to $10.4 million for the first quarter of 2016. The increase is primarily due to strong performance on our LOGCAP IV, ALiSS, Afghanistan Ministry of Defense and Afghanistan Ministry of Interior programs.

Liquidity
Cash used in operating activities during the first quarter of 2017 was $15.0 million compared with $30.5 million for the same period in 2016 and was primarily due to a reduction in accrued liabilities related to interest payments.

The unrestricted cash balance at quarter-end was $107.2 million with no borrowings outstanding under the Company’s revolving credit facility.

DSO at the end of the first quarter of 2017 was 56 days, the same as year-end 2016 as we continued to focus on managing our customer payment cycles.

Bill Kansky, Chief Financial Officer, added, “The Company expects full year 2017 revenue to come in between $1.9 billion and $1.95 billion. The increase in top line guidance is based upon recent wins, including, WRM III, Patuxent River, LOGCAP NORTHCOM, a number of ALiSS task orders, as well as our Navy Expeditionary Force Region contract win. We are also raising the full year 2017 Adjusted EBITDA guidance range to $130 million to $134 million. Our updated guidance includes the contribution from our INL program.”

Conference Call
The Company will host a conference call at 10:00 a.m. Eastern Time on May 15, 2017, to discuss results for the first quarter 2017. The call may be accessed by webcast or through a dial-in conference line.

To access the webcast and view the accompanying presentation, please go to http://www.dyn-intl.com, click on “Investor Relations” and “Events & Presentations.” Please go to the site approximately fifteen minutes prior to the start of the call to register, download and install any necessary audio software.

To participate by phone, dial (866) 871-0758 and enter the conference ID number: 10221104. International callers should dial (706) 634-5249 and enter the same conference ID number above. A telephonic replay will be available from 1:00 p.m. Eastern Time on May 15, 2017, through 11:59 p.m. Eastern Time on June 15, 2017. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the conference ID number.

About DynCorp International
DynCorp International, a wholly owned subsidiary of Delta Tucker Holdings, Inc., is a leading global services provider offering unique, tailored solutions for an ever-changing world. Built on approximately seven decades of experience as a trusted partner to commercial, government and military customers, DI provides sophisticated aviation, logistics, training, intelligence and operational solutions wherever we are needed. DynCorp International is headquartered in McLean, Va. For more information, visit www.dyn-intl.com.

Reconciliation to GAAP
In addition to the Company's financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) included in this press release, the Company has provided certain financial measures that are not calculated according to GAAP, including EBITDA and Adjusted EBITDA. We define EBITDA as GAAP net loss attributable to the Company adjusted for interest, taxes, depreciation and amortization. Adjusted EBITDA is calculated by adjusting EBITDA for certain noncash items from operations and certain other items as defined in our Indenture and New Senior Credit Facility. Management believes these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. We believe that Adjusted EBITDA is useful in assessing our ability to generate cash to cover our debt obligations including interest and principal payments. Non-GAAP financial measures, such as EBITDA and Adjusted EBITDA are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

For a reconciliation of non-GAAP financial measures to the comparable GAAP financial measures please see the financial schedules accompanying this release.

The Company does not provide reconciliations of guidance for Adjusted EBITDA to Operating Income, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include other (loss) income and certain income/expense or gain/loss adjustments under the Company’s debt agreements that are difficult to predict in advance in order to include in a GAAP estimate.

Forward-looking Statements
This announcement may contain forward-looking statements regarding future events and our future results that are subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995 under the Securities Act of 1933 and the Securities Exchange Act of 1934. Without limiting the foregoing, the words “believes,” “thinks,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties. Statements regarding the amount of our backlog, estimated total contract values, and 2017 outlook are other examples of forward-looking statements. We caution that these statements are further qualified by important economic, competitive, governmental, international and technological factors that could cause our business, strategy, projections or actual results or events to differ materially, or otherwise, from those in the forward-looking statements. These factors, risks and uncertainties include, among others, the following: our substantial level of indebtedness, our ability to refinance or amend the terms of that indebtedness, and changes in availability of capital and cost of capital; the ability to refinance, amend or generate sufficient cash to repay our indebtedness, including any future indebtedness, which may force us to take other actions to satisfy our obligations under our indebtedness, which may not be successful; the future impact of mergers, acquisitions, divestitures, joint ventures or teaming agreements; the outcome of any material litigation, government investigation, audit or other regulatory matters; restatement of our financial statements causing credit ratings to be downgraded or covenant violations under our debt agreements; policy and/or spending changes implemented by the Trump Administration, any subsequent administration or Congress, including any further changes to the sequestration that the United States (U.S.) Department of Defense (DoD) is currently operating under; termination or modification of key U.S. government or commercial contracts, including subcontracts; changes in the demand for services that we provide or work awarded under our contracts, including without limitation, INL Air Wing program and LOGCAP IV contracts; the outcome of future extensions on awarded contracts, the outcome of recompetes on existing programs, including but not limited to the ultimate outcome of the recompete process on the INL Air Wing program; changes in the demand for services provided by our joint venture partners; changes due to the pursuit of new commercial business in the U.S. and abroad; activities of competitors and the outcome of bid protests; changes in significant operating expenses; impact of lower than expected win rates for new business; general political, economic, regulatory and business conditions in the U.S. or in other countries in which we operate; acts of war or terrorist activities, including cyber security threats; variations in performance of financial markets; the inherent difficulties of estimating future contract revenue and changes in anticipated revenue from indefinite delivery, indefinite quantity contracts and indefinite quantity contracts; the timing or magnitude of any award, performance or incentive fee granted under our government contracts; changes in expected percentages of future revenue represented by fixed-price and time-and-materials contracts, including increased competition with respect to task orders subject to such contracts; decline in the estimated fair value of a reporting unit resulting in a goodwill impairment and a related non-cash impairment charged against earnings; changes in underlying assumptions, circumstances or estimates that may have a material adverse effect upon the profitability of one or more contracts and our performance; changes in our tax provisions or exposure to additional income tax liabilities that could affect our profitability and cash flows; uncertainty created by management turnover; termination or modification of key subcontractor performance or delivery; the ability to receive timely payments from prime contractors where we act as a subcontractor; and statements covering our business strategy, those described in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission (“SEC”) on March 29, 2017, and other risks detailed from time to time in our reports filed with the SEC and other risks detailed from time to time in our reports posted to our website or made available publicly through other means. Accordingly, such forward-looking statements do not purport to be predictions of future events or circumstances and therefore, there can be no assurance that any forward-looking statements contained herein will prove to be accurate. We assume no obligation to update the forward-looking statements. Given these risk and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company's actual results could differ materially from those contained in the forward-looking statements.

###
(Financial tables follow)

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands)

	Three Months Ended March 31, 2017	Three Months Ended March 25, 2016
Revenue	$459,872	$419,990
Cost of services	(399,477)	(372,498)
Selling, general and administrative expenses	(31,719)	(34,090)
Depreciation and amortization expense	(8,555)	(8,291)
Earnings from equity method investees	43	367
Operating income	20,164	5,478
Interest expense	(18,715)	(15,968)
Interest income	5	60
Other income, net	1,373	352
Income (loss) before income taxes	2,827	(10,078)
Provision for income taxes	(3,039)	(4,494)
Net loss	(212)	(14,572)
Noncontrolling interests	(275)	(187)
Net loss attributable to DTH, Inc.	$(487)	$(14,759)

Provision for income taxes	3,039	4,494
Interest expense, net of interest income	18,710	15,908
Depreciation and amortization (1)	8,898	8,516
EBITDA (2)	$30,160	$14,159

Certain income/expense or gain/loss adjustments per our credit agreements (3)	(166)	540
Employee share based compensation, severance, relocation and retention expense (4)	1,130	394
Cerberus fees (5)	650	909
Global Advisory Group expenses (6)	5,160	4,851
Other (7)	(406)	(359)
Adjusted EBITDA	$36,528	$20,494

(1)	Includes certain depreciation and amortization amounts which are classified as Cost of services in the condensed consolidated statements of operations.

(2)
We define EBITDA as GAAP net loss attributable to DTH, Inc. adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

(3)	Includes certain unusual income and expense items, as defined in the Indenture and New Senior Credit Facility.

(4)	Includes post-employment benefit expense related to severance in accordance with ASC 712 - Compensation, relocation expenses, retention expense and share based compensation expense.

(5)	Includes Cerberus Operations and Advisory Company expenses, net of recovery.

(6)
Reflects Global Advisory Group cost incurred during the three months ended March 31, 2017 and March 25, 2016, respectively, which we are able to add back to Adjusted EBITDA under the Indenture and New Senior Credit Facility in an aggregate amount up to a total of $30 million.

(7)	Includes changes due to fluctuations in foreign exchange rates, earnings from affiliates not received in cash, costs incurred pursuant to ASC 805 - Business Combination and other immaterial items.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
Credit Agreement Adjusted EBITDA Calculation by Segment
(Amounts in thousands)

	DTH, Inc. CY17 QTD Q1
	AELS	AOLC	DynLogistics	Headquarters/ Others	Consolidated
Operating income (loss)	$3,279	$15,667	$17,500	$(16,282)	$20,164
Depreciation and amortization expense (1)	265	24	140	8,469	8,898
Noncontrolling interests	—	—	—	(275)	(275)
Other income (loss), net	(52)	1,049	107	269	1,373
EBITDA(2)	$3,492	$16,740	$17,747	$(7,819)	$30,160

Certain income/expense or gain/loss adjustments per our credit agreements (3)	—	—	(756)	590	(166)
Employee share based compensation, severance, relocation and retention expense (4)	546	247	323	14	1,130
Cerberus fees (5)	201	200	215	34	650
Global Advisory Group expenses (6)	—	—	—	5,160	5,160
Other (7)	—	—	(40)	(366)	(406)
Adjusted EBITDA	$4,239	$17,187	$17,489	$(2,387)	$36,528

(1)	Includes certain depreciation and amortization amounts which are classified as Cost of services in the condensed consolidated statements of operations.

(2)
We define EBITDA as GAAP net loss attributable to DTH, Inc. adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

(3)	Includes certain unusual income and expense items, as defined in the Indenture and New Senior Credit Facility.

(4)	Includes post-employment benefit expense related to severance in accordance with ASC 712 - Compensation, relocation expenses, retention expense and share based compensation expense.

(5)	Includes Cerberus Operations and Advisory Company expenses, net of recovery.

(6)
Reflects Global Advisory Group cost incurred during the three months ended March 31, 2017 which we are able to add back to Adjusted EBITDA under the Indenture and New Senior Credit Facility in an aggregate amount up to a total of $30 million.

(7)	Includes changes due to fluctuations in foreign exchange rates, earnings from affiliates not received in cash, costs incurred pursuant to ASC 805 - Business Combination and other immaterial items.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
Credit Agreement Adjusted EBITDA Calculation by Segment
(Amounts in thousands)

	DTH, Inc. CY16 QTD Q1
	AELS	AOLC	DynLogistics	Headquarters/ Others	Consolidated
Operating income (loss)	$1,741	$8,958	$9,956	$(15,177)	$5,478
Depreciation and amortization expense (1)	129	34	62	8,291	8,516
Noncontrolling interests	—	—	—	(187)	(187)
Other income, net	16	1	13	322	352
EBITDA(2)	$1,886	$8,993	$10,031	$(6,751)	$14,159

Certain income/expense or gain/loss adjustments per our credit agreements (3)	—	331	154	55	540
Employee share based compensation, severance, relocation and retention expense (4)	314	(71)	16	135	394
Cerberus fees (5)	267	253	238	151	909
Global Advisory Group expenses (6)	—	—	—	4,851	4,851
Other (7)	(35)	—	—	(324)	(359)
Adjusted EBITDA	$2,432	$9,506	$10,439	$(1,883)	$20,494

(1)	Includes certain depreciation and amortization amounts which are classified as Cost of services in the condensed consolidated statements of operations.

(2)
We define EBITDA as GAAP net loss attributable to DTH, Inc. adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

(3)	Includes certain unusual income and expense items, as defined in the Indenture and Senior Credit Facility.

(4)	Includes post-employment benefit expense related to severance in accordance with ASC 712 - Compensation, relocation expenses, retention expense and share based compensation expense.

(5)	Includes Cerberus Operations and Advisory Company expenses, net of recovery.

(6)
Reflects Global Advisory Group cost incurred during the three months ended March 25, 2016 which we are able to add back to Adjusted EBITDA under the Indenture and New Senior Credit Facility in an aggregate amount up to a total of $30 million.

(7)	Includes changes due to fluctuations in foreign exchange rates, earnings from affiliates not received in cash, costs incurred pursuant to ASC 805 - Business Combination and other immaterial items.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	As of
	March 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$107,207	$118,218
Restricted cash	2,504	7,664
Accounts receivable, net of allowances of $17,155 and $17,189, respectively	306,030	300,255
Other current assets	67,319	65,694
Total current assets	483,060	491,831
Non-current assets	176,485	184,706
Total assets	$659,545	$676,537

LIABILITIES AND DEFICIT
Current portion of long-term debt	$62,955	$62,843
Other current liabilities	258,236	278,703
Total current liabilities	321,191	341,546
Long-term debt	574,032	569,613
Other long-term liabilities	26,694	27,315
Total deficit attributable to Delta Tucker Holdings, Inc.	(267,832)	(267,392)
Noncontrolling interests	5,460	5,455
Total deficit	(262,372)	(261,937)
Total liabilities and deficit	$659,545	$676,537

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED OTHER CONTRACT DATA
(Amounts in millions)

	As of
	March 31, 2017	December 31, 2016
Backlog(1):
Funded backlog	$1,264	$1,403
Unfunded backlog	2,524	2,313
Total Backlog	$3,788	$3,716

(1)
Backlog consists of funded and unfunded amounts under contracts. Funded backlog is equal to the amounts appropriated by a customer for payment of goods and services less actual revenue recognized as of the measurement date under that appropriation. Unfunded backlog is the dollar value of unexercised, priced contract options, and the unfunded portion of exercised contract options. Most of our U.S. government contracts allow the customer the option to extend the period of performance of a contract for a period of one or more years.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the three months ended
	March 31, 2017	March 25, 2016
Cash Flow Information:
Net cash used in operating activities	$(15,048)	$(30,543)
Net cash provided by (used in) investing activities	4,116	(3,298)
Net cash used in financing activities	(79)	(154)

Net cash provided by operating activities	(15,048)	(30,543)
Less: Purchase of property and equipment	(1,757)	(812)
Proceeds from sale of property and equipment	370	—
Less: Purchase of software	(26)	(1,261)
Free cash flow	$(16,461)	$(32,616)